Exhibit 99.1

Crane Co.	NEWS

Contact:

Pamela J.S. Styles

Director, Investor Relations and Strategic Planning

203-363-7352

www.craneco.com

Crane Co. Reports First Quarter Results of $0.28 per Share and

Reaffirms Full Year Earnings Guidance of $1.65-$1.75 per Share

STAMFORD, CONNECTICUT – April 16, 2003 – Crane Co. (NYSE: CR) today reported first quarter 2003 net income of $16.5 million, or $0.28 per share, in line with previous guidance, compared to income before the cumulative effect of a change in accounting principle for goodwill in the first quarter 2002 of $20.8 million, or $0.35 per share.

Operating profit was $28.2 million on sales of $376.5 million for the first quarter 2003 compared to operating profit of $36.8 million on sales of $371.5 million for the first quarter 2002. The $8.6 million decline in operating profit in the quarter was primarily due to $5 million for severance costs. Additionally, lower operating profit in the Fluid Handling, Merchandising Systems and Controls segments more than offset improved operating profit in the Aerospace and Engineered Materials segments.

Acquisition

Also today, the Company announced its agreement to purchase all of the outstanding common shares of Signal Technology Corporation in an all cash tender offer for approximately $135 million net. This strategic acquisition will greatly strengthen the Company’s competitive position in the defense electronics market and will be part of Crane Aerospace’s electronics business. Please see the separate press release, titled “Crane Co. Announces Agreement to Acquire Signal Technology Corporation” issued today for further details.

Market Conditions

Results in the first quarter were in line with the Company’s previous guidance of $0.27 to $0.29 earnings per share and included $0.06 per share for severance costs that were slightly higher than previously indicated. Order activity during the quarter in Fluid Handling was improved over the prior year period, but less than planned, reflecting continued difficult conditions in the chemical process industry (“CPI”) and power industry. The Aerospace segment experienced solid aftermarket demand throughout the quarter. Demand for Euro coin changing equipment and U.S. vending equipment remained depressed. Orders for fiberglass reinforced plastic panels in the transportation and recreational vehicle (“RV”) markets were strong during the quarter, although RV orders weakened in March.

Financial Position

Crane’s financial position remains strong. In the first quarter, Crane generated $22.6 million in cash flow from operating activities and $10.2 million in free cash flow (cash from operating activities, less dividends and capital expenditures).

Net debt to capital was 24.2% at March 31, 2003 compared to 25.1% at December 31, 2002 and 29.8% at March 31, 2002. During the first quarter of 2003, the Company invested $6 million in capital equipment, paid a $6 million dividend to shareholders and spent $6 million to repurchase shares.

Order backlog at March 31, 2003 totaled $397.8 million, a 3% improvement over backlog at December 31, 2002.

Segment Results

Aerospace sales of $87.4 million increased $1.9 million, or 2% in the quarter, compared to $85.5 million in the first quarter 2002. Operating profit of $16.9 million increased $1.3 million, or 8%, compared to $15.6 million in the first quarter 2002. Operating profit margins improved to 19.3% in the current year quarter from 18.3% in the prior year quarter. During the first quarter 2003, the Aerospace segment completed its internal reorganization to recognize the market uniqueness of commercial aerospace and electronics by organizing itself into these two focus areas to seek customer solutions for these discrete markets.

Sales in the commercial aerospace businesses (Hydro-Aire, Lear Romec, Eldec Aerospace and Resistoflex Aerospace) were down 4% in the quarter versus the prior year first quarter, while operating profit increased 2%. Operating margins improved to 21.0% from 19.8% in the prior year quarter principally due to favorable mix of high-margin aftermarket spare shipments, while OEM demand continued to decline. During the quarter, this business aggressively executed the change in its business model to manage its four businesses as one global business and to resize the business and cost structure to current market conditions, which included a previously announced reduction in workforce. We continue to invest in new product development in this business.

Sales in the electronics businesses (Interpoint, Eldec Power Supply and General Technology Corporation (“GTC”)), which includes defense electronics, increased 20% to $25.3 million from $21.0 million in the prior year quarter principally reflecting the GTC acquisition. Operating profit margins improved to 15.1% during the quarter from 13.3% in the prior year quarter.

Backlog was $224.5 million at March 31, 2003, a 3% improvement compared to $217.6 million at December 31, 2002.

The Company expects the commercial aerospace market to remain weak in 2003. With current and anticipated pressures on original equipment manufacturer production levels and aftermarket activity from economic, geopolitical and world health concerns, management expects a 5% reduction in operating profits from 2002 levels. This compares favorably to the 10% reduction previously forecast reflecting better than originally planned aftermarket orders and the Company’s active efforts to resize its commercial aerospace business operating cost structure.

Engineered Materials sales of $62.9 million increased $8.6 million, or 16%, in the quarter compared to $54.2 million in the first quarter 2002. On a comparable basis, sales increased 6% excluding the May 2002 Lasco acquisition and the Cor Tec divesture in the third quarter 2002. Segment operating profit of $13.0 million increased $2.3 million, or 22%, compared to $10.6 million in the first quarter 2002. Margins improved to 20.6% from 19.6% in the prior year quarter. Kemlite’s sales to the recreational vehicle (“RV”), truck trailer and industrial building markets were up strongly in the quarter, although RV demand softened towards the end of the quarter. Backlog at March 31, 2003 was $9.8 million, a 12% decrease from $11.2 million at December 31, 2002.

The Company expects the RV market to soften, compared to previous industry growth projections, because of the economy and the war, while it expects the truck trailer transportation market to continue to improve in 2003. It expects raw material cost increases for styrene and resin to be largely offset by benefits from cost containment programs. Engineered Materials operating profit is expected to increase 10% in 2003, down from the 20% improvement previously forecast, anticipating weaker second quarter demand in the RV market.

Merchandising Systems sales of $37.6 million declined $5.4 million, or 12%, in the quarter compared to $43.0 million in the first quarter 2002. Operating profit decreased $6.5 million for an operating loss of $2.1 million in the quarter compared to an operating profit of

$4.4 million in the first quarter 2002. The decrease was due to difficult operating conditions at NRI, reflecting weak demand for European coin changing equipment, and $2.7 million in severance costs to size this business appropriately to the market. This performance also reflects the anticipated continuation of soft market conditions for vending machines both in North America and Europe. Backlog at March 31, 2003 was $10.5 million versus $12.9 million at December 31, 2002.

End-market demand in the automated merchandising market in both the U.S. and Europe is expected to remain weak in 2003, resulting in only modest operating improvement from 2002. Both businesses are now sized appropriately to current market conditions.

Fluid Handling sales were $173.5 million in the quarter essentially even with the first quarter of 2002. Operating profit of $7.4 million in the quarter compared to $12.4 million in the first quarter of 2002 declined $5.0 million, or 40%, primarily from continued end-market weakness in this segment’s valve businesses and severance costs and other costs associated with facility consolidations. Current quarter operating profit margins were 4.3% compared to 7.1% in the prior year first quarter. Valve sales were essentially flat quarter-over-quarter, however, margins declined sharply to 3.6% from 8.1% in the first quarter 2002, reflecting continued depressed Chemical Process Industry (“CPI”) demand, Venezuelan trade issues, delayed shipments in the power and marine businesses, severance costs and other costs associated with facility consolidations. Sales in the pump business were essentially flat while operating profit improved 16% and margins improved to 7.8% from 6.6% in the prior year quarter as this business began to benefit from its facility consolidation. Crane Supply sales increased 2% and operating profit improved 6% largely on strong sales of certain valves, favorable exchange impacts and strict margin control. Resistoflex Industrial sales increased 4% on strong orders from new hose distributors. Backlog for the Fluid Handling segment at March 31, 2003 was $138.1 million, a 6% improvement compared to $130.2 million at December 31, 2002.

These businesses experienced further softening in CPI, power and general industrial activity in the short cycle businesses for a more difficult environment during the quarter. Thus the Company now expects a 15% to 20% improvement in Fluid Handling operating profit in 2003 compared to the 20% previously forecast. The improvements over the prior year are based on procurement and foreign sourcing initiatives, facility rationalizations and sales synergies.

Controls sales were $15.2 million in the quarter versus $15.9 million in the prior year quarter. Operating profit of $0.4 million decreased $0.4 million, or 50%, from $0.8 million in the first quarter 2002. Azonix/Dynalco continues to experience significant weakness in the gas transmission industry which more than offset improved results at Barksdale. Backlog was $14.7 million as of March 31, 2003, a 7% improvement compared to $13.8 million at December 31, 2002.

As a result of increased investment in new product applications, the Company expects operating profit from Controls to decrease slightly in 2003 compared to the slight improvement previously forecast.

Corporate expenses were $7.4 million in the first quarter of 2003 versus $7.0 million in the first quarter of 2002.

Outlook for Second Quarter and Full Year 2003

The Company expects second quarter earnings per share to be in the range of $0.40-$0.45, reflecting continuing uncertainties in the economy. During the second quarter, improvements in internal operating efficiencies and performance at Fluid Handling, coupled with continued relatively strong Aerospace performance and a return to profitability at Merchandising Systems are expected to offset anticipated weaker orders in Engineered Materials.

The Company continues to expect full year 2003 operating profit of $160 million to $170 million and earnings per share of $1.65 to $1.75, unchanged from previous guidance and before the acquisition of Signal Technology Corporation. The more challenging market environment in Fluid Handling, particularly in the CPI and short cycle businesses, and near-term uncertainties in Engineered Materials, particularly the RV market, are expected to be offset by better than planned results in Aerospace.

Free cash flow is expected to be approximately $120 million in 2003. The Company plans to continue its focus on the efficient utilization of capital, and is well positioned to take advantage of strategic acquisition opportunities.

Conference Call

Crane Co. has scheduled a conference call to discuss the first quarter’s financial results on Thursday, April 17th, 2003 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website.

Crane Co. is a diversified manufacturer of engineered industrial products. Crane Co. is traded on the New York Stock Exchange (NYSE:CR).

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the Securities and Exchange Commission.

(Financial Tables Follow)

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